Exhibit 99.1

FOR IMMEDIATE RELEASE

DOUGLAS G. WATSON, FORMER CEO OF NOVARTIS CORPORATION, JOINS
DELCATH BOARD OF DIRECTORS

New York, NY – July 14, 2010 -- Delcath Systems, Inc. (NASDAQ: DCTH) a development stage, specialty pharmaceutical and medical device company focused on oncology announced today changes to its Board of Directors. Douglas G. Watson, former President and CEO of Novartis Corporation (U.S. subsidiary of Novartis A.G.) has been appointed to the Delcath Board of Directors, and Richard Taney, former CEO of Delcath Systems and Board member since 2006, resigned from the Board and will assume a consulting role to the management and Board. Both changes are effective as of July 12, 2010.

Mr. Watson’s distinguished business career spans four decades. He became President and CEO of Novartis Corporation in 1997 when Ciba-Geigy and Sandoz merged. Mr. Watson elected to take early retirement from Novartis in 1999, when he founded Pittencrieff Glen Associates, an executive-level management consulting organization. Mr. Watson is currently the Chairman of the Board of OraSure Technologies Inc., and serves on the Boards of Directors for BioMimetic Therapeutics Inc., Dendreon Corporation, and Genta Inc. His prior board memberships include Novartis Corporation, Summit Bank Corporation, Engelhard Corporation and Javelin Pharmaceuticals Inc. Mr. Watson joined Geigy (UK) Ltd. in 1966 and held multiple positions at Geigy and Ciba-Geigy in UK, Switzerland and USA. Mr. Watson earned his Masters of Arts degree in Pure Mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants.

Mr. Taney served as the Chief Executive Officer of Delcath from December 2006 and its President from April 2007 until he stepped down from those positions in July 2009.

Commenting on the announcement, Dr. Harold S. Koplewicz, Chairman of Delcath’s Board of Directors, said, “We are very pleased to welcome Doug Watson to our board. We believe his strong pharmaceutical experience and extensive knowledge of both early-stage and large pharmaceutical companies will be instrumental as we pursue FDA and foreign regulatory approval for our chemosaturation technology and implement plans for commercializing our product. We are also happy that we will be able to retain the services of Rich Taney as a consultant to the senior management and the Board. We thank Rich for his years of dedication and service in guiding Delcath through its formative years, and look forward to the  continued benefit of  Rich’s guidance as a consultant.”

About Delcath Systems
Delcath Systems, Inc. is a development stage, specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers.  Delcath recently concluded a Phase III metastatic melanoma study, and the Company is currently conducting a multi-arm Phase II trial to treat other liver cancers. The Company has not yet received FDA or any foreign regulatory approval for commercial sale of its system.  For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to the acceptability of the Phase III clinical trial data by the FDA, our ability to successfully complete an FDA new drug application, acceptance of the new drug application by the FDA, approval by the FDA or other regulatory authorities of the current or future drug delivery system for the treatment of metastatic melanoma, our ability to successfully complete other clinical trials and secure regulatory approval of our current or future drug-delivery system for the treatment of other liver cancers and other organs, the potential of chemosaturation therapy via PHP as a treatment for patients with terminal metastatic disease in the liver, actions by the FDA or other regulatory agencies  and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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